Exhibit (e)(1)
Excerpts from Craftmade’s 2009 Proxy Statement
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth, as of October 16, 2009, the number of shares of Common Stock and the percentage of outstanding shares owned of record by (i) each incumbent director and each nominee for director of the Company; (ii) each named executive officer of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by us to beneficially own more than 5% of our Common Stock. Except as otherwise noted, each named individual has sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of each listed stockholder is c/o Craftmade International, Inc., 650 South Royal Lane, Suite 100, Coppell, Texas 75019.
Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of shares of Common Stock beneficially owned by a person and the beneficial ownership percentage of that person, shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of October 16, 2009 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Common Stock
	Beneficially Owned
Name	Shares		Percent

James R. Ridings	580,566		10.2%
Chairman of the Board

J. Marcus Scrudder	24,750	(1)	*
Chief Executive Officer

Brad Dale Heimann	21,498	(2)	*
President and Chief Operating Officer

A. Paul Knuckley	108,768	(3)	1.9%
Director

Lary C. Snodgrass	311,445	(4)	5.5%
Director

William E. Bucek	9,058	(5)	*
Director

R. Don Morris	14,171		*
Director

All Directors and Executives Officers As a Group	1,070,256		18.8%

	Common Stock
	Beneficially Owned
Name	Shares		Percent

Forwoodco, LLC.	700,000	(6)	12.3%
c/o Longview Management Group, LLC. 222 N. LaSalle Street, Suite 1000 Chicago, Illinois 60601

Fidelity Management & Research Company	570,026	(7)	10.0%
Fidelity Low Priced Stock Fund 82 Devonshire Street Boston, Massachusetts 02019

John P. Pecora	525,200	(8)	9.2%
130 Montadale Drive Princeton, NJ 08540

Number of Common Shares Outstanding on October 16, 2009	5,704,500		100.0%

*	Less than 1%.

(1)	Includes 7,500 shares that may be issued pursuant to stock options that are exercisable within 60 days of October 16, 2009.

(2)	Includes 100 shares owned by Mr. Heimann’s spouse and 7,148 shares owned by a trust on behalf of Mr. Heimann’s spouse. Mr. Heimann disclaims beneficial ownership of such shares. The number also includes 9,500 shares that may be issued pursuant to stock options that are exercisable within 60 days of October 16, 2009.

(3)	Includes 250 shares owned by Mr. Knuckley’s spouse and 7,200 shares owned by a trust on behalf of Mr. Knuckley’s children, of which Mr. Knuckley is co-trustee. Mr. Knuckley disclaims beneficial ownership of such shares. Also includes 7,500 shares that may be issued pursuant to stock options that are exercisable within 60 days of October 16, 2009.

(4)	Includes 203,878 shares held in the Lary Snodgrass Family Limited Partnership. Mr. Snodgrass disclaims beneficial ownership of such shares. Includes 100,000 shares held in Snodgrass Children’s Ltd., a family limited partnership. Mr. Snodgrass disclaims beneficial ownership of such shares. Also includes 7,500 shares that may be issued pursuant to stock options that are exercisable within 60 days of October 16, 2009.

(5)	Includes 400 shares held in the Jerome Joseph Bucek Family Trust, of which Mr. Bucek is co-trustee. Mr. Bucek disclaims beneficial ownership of such shares.

(6)	Forwoodco, LLC has shared voting power and shared dispositive power over 700,000 shares, including 200,000 shares that may be issued pursuant to common stock warrants that are exercisable within 60 days of October 16, 2009. Forwoodco, LLC acquired these shares on January 2, 2008 in partial consideration for the sale of substantially all of the assets of Woodard, LLC to the Company.

(7)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 570,026 shares as a result of acting as investment advisor to Fidelity Low Priced Stock Fund (the “Fund”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 570,026 shares owned by the Fund.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity or the Fund, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The information included in this table and this note is derived from a report on Schedule 13F as filed by FMR LLC with the SEC on June 30, 2009.

(8)	John P. Pecora beneficially owns 525,200 shares. The information included in this table and this note is derived from a report on Schedule 13D as filed by Mr. Pecora with the SEC on October 31, 2008.

EXECUTIVE COMPENSATION
Executive Compensation
The following table sets forth compensation awarded by the Company to its principal executive officer, and two other most highly-compensated executive officers (“Named Executive Officers”) during the fiscal years ended June 30, 2008, and June 30, 2009.
Summary Compensation Table

				Option	All Other
Name and	Fiscal	Salary	Bonus	Awards(1)	Compensation(2)	Total
Principal Position	Year	($)	($)	($)	($)	($)

J. Marcus Scrudder	2009	$325,000	$—	$13,873	$7,919	$346,792
Chief Executive Officer (3)	2008	$253,526	$25,000	$13,873	$3,592 (3)	$295,991

Brad Dale Heinman	2009	$275,000	$—	$13,873	$6,918	$295,791
President and	2008	$278,878	$25,000	$13,873	$3,856 (3)	$321,607
Chief Operating Officer

James R. Ridings	2009	$360,000	$—	$—	$—	$360,000
Chairman of the Board (4)	2008	$366,985	$—	$—	$—	$366,985

(1)	Represents amounts expensed by the Company during the year for grants made to executive officers in accordance with SFAS 123(R).

(2)	Includes matching contributions under the Company’s 401(k) savings plan.

(3)	Mr. Scrudder previously served as Chief Financial Officer and was appointed Chief Executive Officer effective July 1, 2008.

(4)	Mr. Ridings previously served as Chief Executive Officer until his retirement, effective June 30, 2008. Total 2009 salary includes $240,000 receievd by Mr. Ridings for his role as Senior Executive Advisor, which he performed from July 1, 2008 until June 30, 2009, as well as $120,000 for his role as Chairman of the Board. Mr. Ridings’ employment agreement as Senior Executive Advisor terminated on June 30, 2009.

Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at June 30, 2009:
Outstanding Equity Awards at Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

J. Marcus Scrudder	5,000	5,000	$17.62	2/4/2017
Chief Executive Officer (1)	2,500	7,500	$8.01	2/4/1018

Brad Dale Heinman	2,000	—	$6.75	10/28/2009
President and	5,000	5,000	$17.62	2/4/2017
Chief Operating Officer	2,500	7,500	$8.01	2/4/2018

James R. Ridings Chairman of the Board (2)	—	—	—	—

(1)	Mr. Scrudder previously served as Chief Financial Officer and was appointed Chief Executive Officer effective July 1, 2008.

(2)	Mr. Ridings previously also served as Chief Executive Officer until his retirement, effective June 30, 2008.
     Mr. Heimann’s 2,000 options expiring October 28, 2009, were granted pursuant to the Craftmade International, Inc. 1999 Stock Option Plan. The other options reported on the table above were granted pursuant to the Craftmade International, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”).
Vesting of Options Upon Termination or Change-in-Control
     Under the terms of the 2006 Plan, 100% of any unvested options shall vest and become exercisable immediately prior to the effective date of a Change in Control. A “Change in Control” shall be deemed to occur if: (a) there shall be consummated any consolidation or merger of the Company into or with another corporation or other legal person, and as a result of such consolidation or merger less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transactions are held in the aggregate by holders of voting stock of the Company immediately prior to such transactions; (b) there shall be consummated any sale, lease, exchange or other transfer, whether in one transaction or any series of related transactions, of all or significant portions of the assets of the Company to any other corporation or other legal person, if less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale, lease, exchange, or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale, lease, exchange, or transfer; (c) the stockholders of the Company approve any plan for the liquidation or dissolution of the Company; (d) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes, either directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company; or (e) at any time during a fiscal year a majority of the Board shall be replaced by persons who were not recommended for those positions by at least two-thirds of the directors of the Company who were directors of the Company at the beginning of such fiscal year.
     As of June 30, 2009, if a Change in Control were to occur, Mr. Heimann’s and Mr. Scrudder’s (i) options to purchase collectively 16,000 shares of our Common Stock at an exercise price of $17.62 per share and (ii) options to purchase collectively 20,000 shares of our Common Stock at an exercise price of $8.01 per share would vest and become exercisable. The closing price of our Common Stock as reported on the NASDAQ Global Market as of June 30, 2009, was $2.14.
Equity Compensation Plan Information
     On October 27, 2000, the Company’s stockholders approved the 1999 Stock Option Plan (“1999 Plan”) and the 2000 Non-Employee Director Plan (“Non-Employee Plan”), previously adopted by the Board of Directors on October 29, 1999, and February 16, 2000, respectively. At June 30, 2009, there were 36,600 fully vested options which were exercisable under these plans. The 1999 Plan, the Non-Employee Plan and the 146,500 shares that were reserved for future grants under these plans were terminated upon adoption of the 2006 Plan.
     On November 28, 2006, the Company’s stockholders approved the 2006 Plan. The 2006 Plan allows a maximum of 400,000 shares of the Company’s Common Stock to be issued. Options granted will be designated as either Incentive Stock Options or Non-Qualified Stock Options. The options vest at a rate of 25% on the first anniversary of the grant date and 25% on each successive anniversary. Options may be exercised at any time once they become vested, but not more than 10 years from the date of grant.
     The following table sets forth as of June 30, 2009, (i) the number of securities to be issued upon exercise of outstanding options, (ii) the weighted average of exercise price of such outstanding options and (iii) the number of securities remaining available for future issuance under equity compensation plans that have been approved by security holders of the Company:
Equity Compensation Plan Information

			Number of
			Securities
	Number of		Remaining
	Securities	Weighted-	Available
	to be Issued	Average	for Future
	Upon	Exercise	Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options (#)	Options ($)	Plans (#)

1999 Stock Option Plan	3,500	$6.75	—

2000 Non-Employee Director Plan	15,000	18.48	—

2006 Long-Term Incentive Plan	140,700	13.17	239,500

Total	159,200	$13.53	239,500

Fiscal Year 2009 Compensation Events
     There were no adjustments to executive compensation during the fiscal year ended June 30, 2009.
     Effective July 1, 2008, Mr. Ridings and the Company entered into a one-year employment agreement to allow the Company to benefit from Mr. Ridings’ knowledge and goodwill. Pursuant to the agreement, Mr. Ridings was paid an annual salary of $240,000 for his service as Senior Executive Advisor to the Board of Directors and the Chief Executive Officer. This agreement ended on June 30, 2009. Effective July 1, 2008, the Board of Directors agreed to pay Mr. Ridings $10,000 per month for his service as Chairman of the Board.
Director Compensation
     Non-employee directors who are not otherwise salaried employees of the Company received the following compensation during the fiscal year ended June 30, 2009:
•	A fee of $5,000 for each board meeting attended in person.

•	A fee of $2,000 for committee meetings attended in person on days when no board meeting is held.

•	A fee of $500 for each board or committee meeting attended via telephone.

•	An additional fee of $2,500 per meeting for the chairperson of the Audit Committee.

•	An additional fee of $1,000 for the chairperson of the Compensation Committee and Nominating and Corporate Governance Committee.

•	The Company is also authorized to reimburse directors for travel and other reasonable expenses in connection with attendance at meetings.
     The following table summarizes compensation paid to non-employee directors during fiscal year 2009:

	Fees Earned
	or Paid in
	Cash	Total
Name	($)	($)(1)

Lary C. Snodgrass	$35,500	$35,500
William E. Bucek	$47,000 (2)	$47,000
R. Don Morris	$44,500	$44,500
A. Paul Knuckley	$36,500	$36,500
L. Dale Griggs	$7,000 (3)	$7,000

(1)	Includes fees earned or paid in cash. Excludes business-related travel reimbursement in connection with attendance at meetings.

(2)	Includes compensation paid to Mr. Bucek for consulting services that he performed for the Company in connection with facilitating the search for a new Chief Executive Officer, developing a strategic marketing plan for the Company and overseeing the integration of the acquisition of certain assets of Woodard, LLC. Effective September 30, 2008, the Board of Directors determined that Mr. Bucek had fulfilled his responsibilities under the consulting agreement, and the agreement was terminated. Mr. Bucek performed such consulting services in his capacity as a director of the Company.

(3)	Mr. Griggs retired from the Board of Directors at the 2008 annual meeting of shareholders.